Exhibit 10.22

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Termination Agreement”) is made as of August 5, 2003, by and among Pixelworks, Inc., an Oregon corporation (“Pixelworks”), Genesis Microchip Inc., a Delaware corporation (“Genesis”), and Display Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Pixelworks (“Merger Sub”). Pixelworks, Genesis and Merger Sub are collectively referred to herein as the “Parties” and each individually as a “Party.” All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Merger Agreement (as defined below).

WHEREAS, Genesis, Pixelworks and Merger Sub have entered into an Agreement and Plan of Merger dated as of March 17, 2003 (the “Merger Agreement”); and

WHEREAS, Section 8.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated by mutual written consent of the Pixelworks Board and the Genesis Board;

WHEREAS, Pixelworks has informed Genesis that the Pixelworks Board, to its best knowledge, believes that the stockholders of Pixelworks will not approve the Pixelworks Voting Proposal if such proposal were presented to the stockholders for approval:

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, the Parties agree as follows:

1.	Termination of Merger Agreement and Related Agreements.

(a)    No later than 5:00 p.m. Pacific Daylight Time on August 5, 2003 (the “Effective Date”), in consideration of the agreements made by Genesis Microchip under this Termination Agreement, Pixelworks shall pay to Genesis, by wire transfer of immediately available funds, the sum of Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Termination Fee”), which amount represents a good faith and reasonable estimate by Genesis of its fees and expenses incurred in connection with its negotiation of and performance under the Merger Agreement and the related agreements, including the fees and expenses of counsel, financial advisors and accountants.

(b)    Effective at 5:00 p.m. Pacific Daylight Time on the Effective Date, if Pixelworks has paid in full the Termination Fee as required under the preceding clause (a), the Merger Agreement shall automatically terminate pursuant to Section 8.1(a) thereof.

(c)    Notwithstanding the provisions of Section 8.2 of the Merger Agreement, upon the termination of the Merger Agreement pursuant to the preceding clause (a), the Merger Agreement shall immediately become null and void and there shall be no liability or obligation thereunder on the part of Pixelworks, Genesis, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided, that any such termination shall not relieve any Party from liability for any breach of any representations, warranties, covenants or obligations under this Termination Agreement.

(d)    Upon the termination of the Merger Agreement, the Genesis Voting Agreements, the Pixelworks Voting Agreements and the Affiliate Agreement shall terminate and become null and void.

(e)    The Parties acknowledge that Genesis and Pixelworks have previously executed a letter agreement dated January 27, 2003 (the “Confidentiality Agreement”). Notwithstanding the termination of the Merger Agreement, the Genesis Voting Agreements, the Pixelworks Voting Agreements and the Affiliate Agreement, the Confidentiality Agreement will continue in full force and effect in accordance with its terms. As soon as practicable, but in no event later than thirty (30) days from the date hereof, each of Genesis and Pixelworks shall (i) return to the other Party all copies of all Proprietary Information received by it or its Representatives from such other Party and (ii) destroy all analyses, compilations, summaries, studies and other materials prepared by it based in whole or in part on, or otherwise containing or reflecting any of, the Proprietary Information received from such other Party.

2.    Representations and Warranties.    Each of Genesis and Pixelworks hereby represents and warrants with respect to itself and, in the case of Pixelworks, also with respect to Merger Sub, as follows:

(a)    Such Party has all requisite legal and corporate power and authority to execute, deliver and perform its obligations under this Termination Agreement. All corporate action on the part of such Party, its directors, officers and stockholders necessary for the authorization, execution, delivery and performance of this Termination Agreement by such Party has been taken. This Termination Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)    The execution and delivery of this Agreement by such Party do not, and the performance by such Party of the transactions contemplated by this Agreement shall not: (i) conflict with, or result in any violation or breach of, any provision of the charter, Bylaws, or other organizational document of such Party; (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract to which such Party is a party; or (iii) conflict with or violate any Legal Requirement applicable to such Party.

(c)    Since the date of execution of the Merger Agreement, such Party has not, nor has any of its Subsidiaries or any of its or its Subsidiaries’ respective Representatives, directly or indirectly:

(i)	breached or violated any of its obligations under Section 6.1 of the Merger Agreement;

(ii)	[INTENTIONALLY OMITTED]; or

(iii)	[INTENTIONALLY OMITTED].

For the purposes of this Agreement, a “Purchase Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by the Merger Agreement involving: (A) any acquisition or purchase by such Party or any Subsidiary of such Party, of voting securities valued at $20,000,000 or more of any Person (or pursuant to a transaction which would require the issuance of more than a nineteen and nine-tenths percent (19.9%) of the total outstanding voting securities of such Party, whichever is less) or any tender offer or exchange offer that if consummated would result in such Party or any Subsidiary of such Party beneficially owning voting securities of such Person valued at $20,000,000 or more (or pursuant to a transaction which would require the issuance of more than a nineteen and nine-tenths percent (19.9%) of the total outstanding voting securities of such Party, whichever is less) or any merger, consolidation, business combination or similar transaction involving such Party pursuant to which the securityholders of such Party immediately preceding such transaction hold less than eighty and one-tenth percent (80.1%) of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease (other than in the Ordinary Course of Business), exchange, transfer, license (other than in the Ordinary Course of Business), acquisition of assets valued at $20,000,000 or more of such Person by such Party or any Subsidiary of such Party (or pursuant to a transaction which would require the issuance of more than a nineteen and nine-tenths percent (19.9%) of the total outstanding voting securities of such Party, whichever is less), or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of such Person that would result in such Party or any Subsidiary of such Party beneficially owning voting securities of such Person valued at $20,000,000 or more (or pursuant to a transaction which would require the issuance of more than a nineteen and nine-tenths percent (19.9%) of the total outstanding voting securities of such Party, whichever is less). The parties acknowledge that completion of the transactions contemplated in Pixelworks’ existing “exchangeable shares” transaction with Jaldi Semiconductor will not constitute a “Purchase Transaction.”

For the purposes of this Agreement, a “Sale Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by the Merger Agreement involving: (A) any acquisition or purchase by any person or Group of more than a thirty-five percent (35%) interest in the total outstanding voting securities of such Party (except, with respect to Pixelworks, such a purchase by any party listed on Exhibit B) or any of their Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or Group beneficially owning thirty-five percent (35%) or more of the total outstanding voting securities of such Party or any of their Subsidiaries or any merger, consolidation, business combination or similar transaction involving such Party pursuant to which the securityholders of such party immediately preceding such transaction hold less than sixty-five percent of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease (other than in the Ordinary Course of Business), exchange, transfer, license (other than in the Ordinary Course of Business), acquisition or disposition of more than thirty-five percent (35%) of the assets of such Party, or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of such Party.

3.	Certain Transactions.

(a)    In the event that either Party or a Subsidiary of such Party during the period of ninety (90) days immediately following the Effective Date (i) makes any public announcement of, or in support of, a Purchase Transaction or a Sale Transaction; or (ii) enters into any letter of intent, memorandum of understanding or definitive agreement relating to a Purchase Transaction or a Sale Transaction, such Party shall pay to the other Party (Pixelworks and Merger Sub to be considered one Party for this purpose) the amount of Twenty Million Dollars ($20,000,000) within one business day by wire transfer of immediately available funds.

(b)    In the event that either Party has breached its representations set forth in Section 2(c)(i) hereof, such Party shall pay to the other Party (Pixelworks and Merger Sub to be considered one Party for this purpose) the amount of Twenty Million Dollars ($20,000,000) within one business day by wire transfer of immediately available funds.

(c)    The Parties acknowledge that the agreements contained in this Section 3 are an integral part of the transactions contemplated by this Termination Agreement, and that, without these agreements, the Parties would not enter into this Termination Agreement. If one Party fails to promptly pay to the other Party the fees due under this Section 3, the defaulting Party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such fees were required to be paid.

4.	Releases.

(a)    Effective upon the Effective Date, each Party on its behalf and on behalf of its parents, affiliates, subsidiaries, segments or divisions, successors and assigns, present and former stockholders, officers, directors, employees, insurers, administrators, agents, representatives, attorneys and any persons acting by, through, under or in concert with each of them or any of them, hereby completely releases and forever discharges the other Parties, their parents, affiliates, subsidiaries, segments or divisions, successors and assigns, present and former stockholders, officers, directors, employees, insurers, administrators, agents, representatives and attorneys (collectively, the “Releasees”) from any and all claims, rights, demands, actions, obligations, liabilities and causes of action of any and every kind, nature and character whatsoever, known or unknown, which such Party may now have, could have had or may in the future have against the other Parties and the other Parties’ Releasees for or on account of any acts, omissions, events or matters relating to or arising out of the Merger Agreement, the Genesis Voting Agreements, the Pixelworks Voting Agreements and the Affiliate Agreement and the transactions contemplated by any of such agreements, including without limitation, claims of fraud, claims of willful or intentional breach, or claims otherwise based on the termination thereof, and whether based on tort, contract (express or implied), or any federal, state or local law, statute or regulation (hereinafter, the “Released Matters”); provided, however, that no Party releases any other Party or its Releasees from any obligations, liabilities or claims arising under any representation or warranty or in connection with the performance of any covenant or obligation under this Termination Agreement or the Confidentiality Agreement. Each of the Parties shall refrain from asserting any matter released or purported to be released hereby against the other Parties and the other Parties’ Releasees in any manner, including without limitation by way of counterclaim, offset or defense.

(b)    It is understood and agreed that the preceding paragraph is a full and final release covering all known as well as unknown or unanticipated debts, claims or damages of the Parties relating to or arising out of the Merger Agreement, the Genesis Voting Agreements, the Pixelworks Voting Agreements and the Affiliate Agreement and the transactions contemplated by any of such agreements. Therefore, each of the Parties expressly waives any rights it may have under statute or common law principle under which a general release does not extend to claims which such Party does not know or suspect to exist in its favor at the time of executing the release, which if known by such Party must have affected such Party’s settlement with the other. In connection with such waiver and relinquishment, the Parties acknowledge that they or their attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Matters, but that it is their intention hereby fully, finally and forever to settle and release all of the Released Matters. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete mutual releases with regard to the Released Matters notwithstanding the discovery or existence of any such additional or different claim or fact.

(c)    California Civil Code Section 1542.    Each Party acknowledges that it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each Party, being aware of said code section, agrees to expressly waive any rights it may have thereunder, as well as under any other statute or common law principles of similar effect, with respect to any other Party and its Releasees under the Merger Agreement, the Genesis Voting Agreements, the Pixelworks Voting Agreements and the Affiliate Agreement; provided, however, that no Party releases any other Party or its Releasees from any obligations, liabilities or claims arising under any representation or warranty or in connection with the performance of any covenant or obligation under this Termination Agreement or the Confidentiality Agreement.

5.	Miscellaneous.

(a)    Press Release.    Each Party agrees not to disparage the other Parties in connection with the termination of the Merger Agreement. Genesis and Pixelworks will issue a joint press release in the form attached hereto as Exhibit A (the “Initial Release”) upon the signing of this Termination Agreement with respect to this Termination Agreement and the termination of the Merger Agreement, the Genesis Voting Agreements, the Pixelworks Voting Agreements and the Affiliate Agreement. Except as required by law or applicable listing agreement, no Party shall issue any other press release or make any public announcement or statement relating to the termination of the Merger Agreement or execution of this Termination Agreement prior to the issuance of the Initial Release or at any time thereafter that is inconsistent with the Initial Release.

(a)    Entire Agreement.    This Termination Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

(b)    Assignment.    Neither this Termination Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Termination Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(c)    Counterparts.    This Termination Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Termination Agreement may be executed and delivered by facsimile transmission.

(d)    Construction of Agreement.    This Termination Agreement has been negotiated by the respective Parties and their attorneys and the language hereof will not be construed for or against any Party. A reference to a Section will mean a Section of this Termination Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Termination Agreement which will be considered as a whole.

(e)    Governing Law and Jurisdiction.    This Termination Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Termination Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns shall be brought and determined in the Chancery or other courts of the State of Delaware, and each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Termination Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Termination Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

(f)    Waiver of Jury Trial.    EACH OF PIXELWORKS, MERGER SUB AND GENESIS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TERMINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PIXELWORKS, MERGER SUB OR GENESIS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS TERMINATION AGREEMENT.

(g)    Amendment and Waivers.    Any term or provision of this Termination Agreement may be amended, and the observance of any term if this Termination Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only be a writing signed by the Party to be bound thereby. The waiver by a Party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

(h)    Cooperation.    The Parties shall cooperate with each other and promptly prepare and file all necessary documentation to withdraw all applications, notices, petitions and filings made with, and shall use their reasonable efforts to terminate any proceedings before, any Governmental Entity, including without limitation the Securities and Exchange Commission, in connection with the Merger Agreement.

IN WITNESS WHEREOF, each of Genesis, Pixelworks and Merger Sub has caused this Termination Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

GENESIS MICROCHIP INC.

By:	/s/ ERIC ERDMAN
Eric Erdman InterimChief Executive Officer

By:	/s/ ANDERS FRISK
Anders Frisk ChiefOperating Officer

PIXELWORKS, INC.

By:	/s/ ALLEN ALLEY
Allen Alley Chairman and Chief Executive Officer

DISPLAY ACQUISITION CORPORATION

By:	/s/ ALLEN ALLEY
Allen Alley President